Exhibit 3.16

LIMITED LIABILITY COMPANY AGREEMENT

OF

FIRST CASH MANAGEMENT, L.L.C.

(A Delaware Limited Liability Company)

THE MEMBERSHIP INTERESTS REFERENCED HEREIN HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. WITHOUT REGISTRATION, THESE SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED AT ANY TIME WHATSOEVER, EXCEPT ON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE MEMBERS OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR THE TRANSFER, OR THE SUBMISSION TO THE MEMBERS OF THE COMPANY OF OTHER EVIDENCE SATISFACTORY TO THE MEMBERS TO THE EFFECT THAT ANY TRANSFER WILL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATIONS PROMULGATED THEREUNDER. ADDITIONALLY, ANY SALE OR OTHER TRANSFER OF INTERESTS ARE SUBJECT TO CERTAIN RESTRICTIONS THAT ARE SET FORTH IN THIS LIMITED LIABILITY COMPANY AGREEMENT.

Limited Liability Company Agreement of

First Cash Management, L.L.C.

LIMITED LIABILITY COMPANY AGREEMENT

OF

FIRST CASH MANAGEMENT, L.L.C.

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS		1
	1.1	Definitions	1
	1.2	Other Definitional Provisions	2

ARTICLE II	FORMATION		2
	2.1	Name and Formation	2
	2.2	Principal Place of Business	3
	2.3	Registered Office and Agent	3
	2.4	Duration	3
	2.5	Purposes and Powers	3

ARTICLE III	RIGHTS, DUTIES AND MEETINGS OF MEMBERS		3
	3.1	Management	3
	3.2	Place	3
	3.3	Annual Meetings	3
	3.4	Special Meetings	3
	3.5	Notice	3
	3.6	Quorum	4
	3.7	Voting on Most Matters	4
	3.8	List of Members Entitled to Vote	4
	3.9	Registered Members	4
	3.10	Actions Without a Meeting and Telephonic Meetings	4

ARTICLE IV	CAPITALIZATION		5
	4.1	Capital Contributions	5
	4.2	Withdrawal or Reduction of Capital Contributions	5
	4.3	Interests	5
	4.4	Liability of Members	5

ARTICLE V	ALLOCATIONS AND DISTRIBUTIONS		5
	5.1	Allocations of Taxable Items	5
	5.2	Allocations on Transfers	5
	5.3	Built-in Allocations	6
	5.4	Regulatory Compliance	6
	5.5	Distributions of Distributable Cash	6
	5.6	Limitations Upon Distributions	6

Limited Liability Company Agreement of First Cash Management, L.L.C.	ii

ARTICLE VI	BOOKS AND ACCOUNTS		7
	6.1	Accounting Principles	7
	6.2	Records and Reports	7
	6.3	Returns and Other Elections	7

ARTICLE VII	DISSOLUTION AND TERMINATION		7
	7.1	Dissolution	7
	7.2	Distribution of Assets Upon Dissolution	8
	7.3	Certificate of Cancellation	8

ARTICLE VIII	TRANSFER OF INTERESTS		8
	8.1	Transfers	8
	8.2	Tax Matters	8

ARTICLE IX	MISCELLANEOUS PROVISIONS		8
	9.1	Notices	8
	9.2	Application of Delaware Law	9
	9.3	No Action for Partition	9
	9.4	Headings and Sections	9
	9.5	Amendments	9
	9.6	Number and Gender	9
	9.7	Binding Effect	9
	9.8	Counterparts	9

Attachment: Exhibit A

Limited Liability Company Agreement of First Cash Management, L.L.C.	iii

LIMITED LIABILITY COMPANY AGREEMENT

OF

FIRST CASH MANAGEMENT, L.L.C.

This Limited Liability Company Agreement (the “Agreement”) dated as of the 28th day of December, 2000, is hereby duly adopted as the Agreement of First Cash Management, L.L.C., a Delaware limited liability company (the “Company”), by the sole Member.

The Certificate of Formation of the Company (the “Certificate”), was filed in the Office of the Secretary of State of the State of Delaware on the 28th day of December 2000, and the Secretary of State of the State of Delaware issued a Certificate of Formation on the same date.

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time.

“Business Day” means a day other than a Saturday, Sunday or other day which is a nationally recognized holiday.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by a Member whenever made.

“Certificate” means the Certificate of Formation of First Cash Management, L.L.C.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means First Cash Management, L.L.C., a Delaware limited liability company.

“Distributable Cash” means all cash, revenues and funds received by the Company from the Company’s operations, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operations of the Company’s business; and (iii) such cash reserves as the Members deem reasonably necessary to the proper operation of the business of the Company.

“Entity” means any joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association or other incorporated or unincorporated entity.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

Limited Liability Company Agreement of First Cash Management, L.L.C.

“Initial Capital Contribution” means the initial contribution to the capital of the Company made by a Member pursuant to this Agreement.

“IRS Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Interest” means, with respect to each Member at any time, the ownership interest in the Company then held by that Member, which shall include the Units then held thereby.

“Majority” means, with respect to any referenced group of Members, a combination of any of such Members who, in the aggregate, own more than fifty percent (50%) of the Units of such referenced group of Members.

“Member” means each Person designated as a Member on Exhibit A, and each Person hereinafter admitted to the Company as a Member as provided in these Regulations, but does not include a Person who has ceased to be a Member.

“Membership Interest” means the entire equity interest of the Member in the Company and all rights and liabilities associated therewith, which shall be expressed as a percentage on Exhibit A.

“Person” means any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of that Person where the context so admits, and, unless the context otherwise requires, the singular shall include the plural, and the masculine gender shall include the feminine and the neuter and vice versa.

“Pro Rata” means the ratio determined by dividing the Interests of Members to whom a particular provision of these Regulations is stated to apply by the aggregate of the Interests of all Members to whom that provision is stated to apply.

“Units” means equal units of economic interest of all Members, and all rights and liabilities associated therewith, at any particular time, including, without limitation, rights to distributions (liquidating or otherwise) and allocations.

1.2 Other Definitional Provisions. All terms used in this Agreement that are not defined in this Article I have the meanings contained elsewhere in this Agreement. Defined terms used herein in the singular shall import the plural and vice versa.

ARTICLE II

FORMATION

2.1 Name and Formation. The name of the Company is “First Cash Management, L.L.C..” All business of the Company must be conducted in that name or in one or more other names that comply with applicable law and that are selected by the Members from time to time. The Company was formed as of the date set forth in the Preamble.

Limited Liability Company Agreement of First Cash Management, L.L.C.	2

2.2 Principal Place of Business. The principal office and place of business of the Company are set forth on Exhibit A. The Company may locate its place(s) of business at any other place or places selected by the Members from time to time.

2.3 Registered Office and Agent. The registered office of the Company shall be the office of the initial registered agent named in the Certificate or such other office selected by the Members from time to time. The registered agent of the Company is the initial registered agent named in the Certificate or another Person or Persons selected by the Members from time to time.

2.4 Duration. The period of duration of the Company is perpetual from the date its Certificate was filed with the Secretary of State of the State Delaware, unless the Company is earlier dissolved in accordance with either the provisions of the Agreement or the Act.

2.5 Purposes and Powers.

(a) The purpose for which the Company is organized is to transact any or all lawful business for which limited liability companies may be organized under the Act.

(b) The Company shall have any and all powers which are necessary or desirable to carry out the purposes and business of the Company, to the extent the same may be legally exercised by limited liability companies under the Act. The Company shall carry out the foregoing activities pursuant to the arrangements set forth in the Certificate of the Company and this Agreement.

ARTICLE III

RIGHTS, DUTIES AND MEETINGS OF MEMBERS

3.1 Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under its Member or Members.

3.2 Place. All meetings of the Members shall be held at the principal office of the Company or at such other place within or without the State of Delaware as may be determined by the Members and set forth in the respective notice or waivers of notice of such meeting.

3.3 Annual Meetings. The annual meeting of the Members of the Company for the transaction of business as may properly come before the meeting shall be held at such time and date as shall be designated by the Members from time to time and stated in the notice of the meeting. Such annual meeting shall be called in the same manner as provided in this Agreement for special meetings of the Members, except that the purposes of such meeting must be enumerated in the notice of such meeting only to the extent required by law in the case of annual meetings.

3.4 Special Meetings. Special meetings of the Members may be called by the holders of not less than twenty-five percent (25%) of all Units. Business transacted at all special meetings shall be confined to the purposes stated in the notice.

3.5 Notice. Written or printed notice stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Members or Person calling the meeting, to each Member of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member’s address as it appears on the transfer records of the Company, with postage prepaid.

Limited Liability Company Agreement of First Cash Management, L.L.C.	3

3.6 Quorum. A Majority of the Members shall constitute a quorum at all meetings of the Members, except as otherwise provided by law or the Certificate. Once a quorum is present at the meeting of the Members, the subsequent withdrawal from the meeting of any Member prior to adjournment or the refusal of any Member to vote shall not affect the presence of a quorum at the meeting. If, however, such quorum shall not be present at any meeting of the Members, the Members entitled to vote at such meeting shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the holders of the requisite amount of Units shall be present or represented. At any meeting of the Members at which a quorum is present, the vote of a Majority of the Members shall be the act of the Members, unless the vote of a greater number is required by law, the Certificate or this Agreement.

3.7 Voting on Most Matters. For purposes of voting on matters for which the affirmative vote of the holders of a specified portion of the Units entitled to vote is required by the Act, at any meeting of the Members at which a quorum is present, the act of Members shall be the affirmative vote of a Majority of the Members.

3.8 List of Members Entitled to Vote. The Members shall make, at least ten (10) days before each meeting of Members, a complete list of the Members entitled to vote at such meeting, or any adjournment of such meeting, arranged in alphabetical order, with the address of and the Units held by each, which list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Company and shall be subject to inspection by any Member at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to inspection of any Member during the whole time of the meeting. However, failure to comply with the requirements of this Section 3.8 shall not affect the validity of any action taken at such meeting.

3.9 Registered Members. The Company shall be entitled to treat the holder of record of any Units as the holder in fact of such Units for all purposes, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not it shall have express or other notice of such claim or interest, except as expressly provided by this Agreement or the laws of the State of Delaware.

3.10 Actions Without a Meeting and Telephonic Meetings. Notwithstanding any other provision contained in this Article III, all actions of the Members provided for herein may be taken by written consent without a meeting, or any meeting thereof may be held by means of a telephone conference. Any action that may be taken by the Members without a meeting shall be effective if the consent is in writing, sets forth the action so taken and is signed by a number of Members constituting not less than the minimum number of Members that would be necessary to take the action at a meeting at which the Members entitled to vote on the action were present and voted.

Limited Liability Company Agreement of First Cash Management, L.L.C.	4

ARTICLE IV

CAPITALIZATION

4.1 Capital Contributions.

(a) Upon the execution of this Agreement, the Member shall contribute cash or property to the Company in the amount set forth as the Initial Capital Contribution of the Member on Exhibit A, in exchange for its Units.

(b) If at any time the Members determine that the Company has insufficient funds to carry out the purposes of the Company, the Members may make additional Capital Contributions to the Company.

No member shall be required to make any additional Capital Contributions to the Company without the written consent of all Members.

4.2 Withdrawal or Reduction of Capital Contributions.

(a) A Member shall not receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company, except the liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay such liabilities.

(b) No Member shall have the right to withdraw all or any part of its Capital Contribution except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

4.3 Interests. The initial Units of the Member is set forth opposite such Person’s name on Exhibit A attached hereto.

4.4 Liability of Members. No Member shall be liable for the debts, liabilities or obligations of the Company beyond such Person’s respective Capital Contributions. No Member shall be required to contribute to the capital of, or to loan any funds to, the Company.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

5.1 Allocations of Taxable Items. Taxable items of the Company for each Fiscal Year shall be allocated among the Members Pro Rata. Any credit available for federal income tax purposes shall be allocated among the Members in the same manner.

5.2 Allocations on Transfers. Income, gain, loss, deduction, or credit attributable to an Interest that has been Transferred (including the simultaneous decrease in the Interest of existing Members resulting from the admission of a new Member) shall be allocated between the transferor and the transferee as follows: (i) for the months before the Transfer, to the transferor; (ii) for the months after the Transfer, to the transferee; and (iii) for the month of the Transfer, to the transferee if the Transfer occurs on or before the

Limited Liability Company Agreement of First Cash Management, L.L.C.	5

fifteenth (15th) day of the month and to the transferor if the Transfer occurs thereafter. For purposes of the above allocation, all such items shall be allocated equally among the months of the Fiscal Year without regard to the Company’s operations during those months. Distributions of Company assets with respect to an Interest shall be made only to the Persons who, according to the records of the Company, are the owners, on the actual date of distribution, of the Interests with respect to which the distributions are made. No liability shall result from making distributions in accordance with the provisions of the preceding sentence, whether or not any Member or the Company has knowledge or notice of a Transfer or purported transfer of ownership of an Interest.

5.3 Built-in Allocations. In accordance with Code Sections 704(b) and 704(c) and the IRS Regulations thereunder, income, gain, loss and deduction with respect to property actually or constructively contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation at the time of the contribution between the tax basis of the property to the Company and its initial book value. If the book value of a Company asset is adjusted, then as provided in the IRS Regulations promulgated under Code Section 704(b), subsequent allocations of income, gain, loss and deduction with respect to that Company asset shall take account of any variation between the tax basis of the asset and its book value in the same manner as under Code Section 704(c) and the IRS Regulations thereunder. Any elections or other decisions relating to those allocations shall be made by the tax matters partner (as designated pursuant to Section 6.4), after consultation with the other Members and the Accountant, in any manner that reasonably reflects the purpose and intent of these Regulations. Allocations of income, gain, loss and deduction pursuant to this Section 5.3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s share of taxable items or distributions pursuant to any provision of these Regulations.

5.4 Regulatory Compliance. The Members hereby adopt those provisions of the IRS Regulations issued under Code Section 704(b) that are required to be included in a partnership agreement as a condition to having the allocations of tax items set forth in the agreements respected for income tax purposes. The Members shall exercise the utmost good faith in cooperating to amend these Regulations to effect changes recommended by the Company’s professional tax advisers to cause compliance with those IRS Regulations, with nonbinding consultation from the tax advisers of any Member who desires to have any given in its behalf.

5.5 Distributions of Distributable Cash. All distributions of Distributable Cash or other property shall be made to the Members Pro Rata on the first day of each calendar quarter. All amounts withheld pursuant to the Code or any provisions of state or local tax laws with respect to any payment or distribution to a Member from the Company shall be treated as amounts distributed to that Member pursuant to this Section 5.5. Subject to Section 5.2, the Company shall make all distributions at such time as determined by the Members.

5.6 Limitations Upon Distributions. No distribution shall be declared and paid unless, after the distribution is made, the value of the assets of the Company are in excess of all liabilities of the Company, except liabilities to the Members on account of their Capital Contributions.

Limited Liability Company Agreement of First Cash Management, L.L.C.	6

ARTICLE VI

BOOKS AND ACCOUNTS

6.1 Accounting Principles. The Profits and Losses of the Company shall be determined in accordance with accounting principles applied on a consistent basis under the Company’s method of accounting.

6.2 Records and Reports. At the expense of the Company, the Members shall maintain records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records:

(a) True and full information regarding the status of the business and financial condition of the Company;

(b) A copy of the federal, state and local income tax returns for each of the Company’s six (6) most recent tax years;

(c) A current list of the name and address of the Members;

(d) A copy of the Certificate and the Agreement, all amendments or restatements, executed copies of any powers of attorney, and all amendments thereto executed;

(e) Other information regarding the affairs of the Company as is just and reasonable.

6.3 Returns and Other Elections. The Members shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of such returns, or pertinent information therefrom, shall be furnished to the Members within seventy-five (75) days after the end of each Fiscal Year of the Company. All elections permitted to be made by the Company under federal or state laws shall be made with the consent of a Majority of the Members.

ARTICLE VII

DISSOLUTION AND TERMINATION

7.1 Dissolution.

(a) The Company shall be dissolved upon the first of the following to occur:

(i) When the period fixed for the duration of the Company, if any, shall expire;

(ii) Upon the election to dissolve the Company by a Majority of the Members;

(iii) Upon the death, retirement, resignation, expulsion, bankruptcy, legal incapacity of the last remaining Member, or the occurrence of any other event which terminates the continued membership of the last remaining Member; or

(iv) The entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article VII.

Limited Liability Company Agreement of First Cash Management, L.L.C.	7

(c) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 7.2.

(d) Upon dissolution of the Company, the Members may cause any part or all of the assets of the Company to be sold in such manner as the Members shall determine in an effort to obtain the best prices for such assets; provided, however that the Members may distribute assets of the Company in kind to the extent practicable.

7.2 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid in the following order:

(a) First, to creditors, in the order of priority as provided by applicable law, except those to Members of the Company on account of their Capital Contributions; and

(b) Second, to Members who are creditors of the Company in proportion to each Member’s loans to the Company until the outstanding balances thereof equal zero; and

(c) Third, any remainder shall be distributed to the Members Pro Rata.

7.3 Certificate of Cancellation. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members according to their respective rights and interests, the Certificate of Cancellation shall be executed on behalf of the Company by the Members and shall be filed with the Secretary of State of the State of Delaware, and the Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

ARTICLE VIII

TRANSFER OF INTERESTS

8.1 Transfers. Each Member may sell, assign or otherwise transfer all or any portion of its Membership Interest in the Company at any time to any Person.

8.2 Tax Matters. On the transfer of all or part of an Interest in the Company, at the request of the transferee of the Membership Interest, the Members may cause the Company to elect, pursuant to Section 754 of the Code to adjust the tax basis of the Company’s properties as provided by Sections 734 and 743 of the Code.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s and/or Company’s

Limited Liability Company Agreement of First Cash Management, L.L.C.	8

address as it appears in the Company’s records, as appropriate. Except as otherwise provided herein, any such notice shall be deemed to be given when delivered personally or three (3) Business Days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

9.2 Application of Delaware Law. This Agreement and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Delaware, and specifically the Act.

9.3 No Action for Partition. No Member shall have any right to maintain any action for partition with respect to the property of the Company.

9.4 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

9.5 Amendments. Except as otherwise expressly set forth in this Agreement, the Certificate and this Agreement may be amended, supplemented or restated only upon the written consent of a Majority of the Members. Upon obtaining the approval of any amendment to the Certificate, the Members shall cause Articles of Amendment in accordance with the Act to be prepared, and such Articles of Amendment shall be executed by no less than one Member and shall be filed in accordance with the Act.

9.6 Number and Gender. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine and the singular shall include the plural.

9.7 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members, their distributees, heirs, legal representatives, executors, administrators, successors and assigns.

9.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of such counterparts shall constitute the same agreement.

IN WITNESS WHEREOF, the undersigned, being the sole Member of the Company, does hereby adopt this Agreement as the limited liability company agreement of the Company, and does hereby assume and agree to be bound by and to perform all of the terms and provisions set forth in this Agreement.

FIRST CASH FINANCIAL SERVICES, a Delaware corporation

By:	/s/ Rick L. Wessel, President
Rick L. Wessel, President

Limited Liability Company Agreement of First Cash Management, L.L.C.	9

LIMITED LIABILITY COMPANY AGREEMENT

OF

FIRST CASH MANAGEMENT, L.L.C.

(A Delaware Limited Liability Company)

EXHIBIT A

1.	Name of Company:		First Cash Management, L.L.C.

2.	Address, Telephone and Facsimile Number of Company:		200 West Ninth Street, Suite 102 Wilmington, Delaware 19801 Telephone: Facsimile:

3.	Registered Agent & Registered Office:		Belfint, Lyons & Shuman, P.A. 200 West Ninth Street Plaza Wilmington, Delaware 19801

4.	Member:

	a.	Name of Member:	First Cash Financial Services, Inc., a Delaware corporation

		Address, Telephone and Facsimile Number of Company:	690 East Lamar, Suite 400 Arlington, Texas 76011 Telephone: (817) 460-3947 Facsimile: (817) 461-7019

		Capital Contribution:	$1,000

		Membership Interest	100%

		Units:	1,000

		Date Became Member:	December 28, 2000

Limited Liability Company Agreement of First Cash Management, L.L.C.	A-1